Exhibit 99

   Principal Shareholders
   Listed in the following table are the beneficial owners as of May 2, 1997 of more than five percent (5%) of the issued Journal stock.

    Name and Address      Title of  Type of        Amount      Percentage
                          Class     Ownership      Owned       of Class

    Journal Employees'    Common    Beneficial     12,960,000    90%
    Stock Trust,                    and Record
    333 W. State St.,
    Milwaukee, WI
    53203

    Matex Inc.,           Common    Beneficial      1,320,000     9.2%
    735 N. Water St.,               and Record
    Milwaukee, WI
    53202

   Ownership by Directors and Officers as a Group
   Voting securities beneficially owned by directors and director nominees are disclosed below. The twenty-six (26) directors, director nominees and officers of the Company as a group (but excluding David G. Meissner, James L. Forbes and Roger D. Peirce) are the beneficial owners of 603,262 units, or 4.4% of the number of issued and outstanding shares of Journal Stock. Mr. Meissner owns no units but is an officer and director of Matex Inc., which owns 1,320,000 shares of Journal Stock. Mr. Meissner's wife and two adult children are also officers and directors of Matex Inc., and together they own or have a beneficial interest in 33% of the outstanding common stock of Matex Inc. Mrs. Meissner also has a 33% beneficial interest in a trust that holds 120,000 shares of Journal Stock. Other members of Mrs. Meissner's family own or have a beneficial interest in the remaining 67% of Matex Inc. shares and the trust that holds the 120,000 shares of Journal stock. Mr. Forbes and Mr. Peirce, as non-employees, are prohibited by JESTA from owning units.

   Beneficial Ownership Under JESTA
   On May 2, 1997, the Journal Employees' Stock Trust (the "Stock Trust"), of which Robert A. Kahlor, Steven J. Smith, Douglas G. Kiel, Paul M. Bonaiuto and Richard A. Williams are the Trustees, owned of record 12,960,000 shares or ninety percent (90%) of the outstanding Journal Stock. The Stock Trust issues units of beneficial ownership ("units"), each unit representing a beneficial interest in one share of Journal Stock. On
   May 2, 1997, the 12,960,000 units issued by the Stock Trust were owned as follows: Active employee unitholders, 7,404,352, retirees and trusts, 4,559,271, Journal Communications, Inc. Investment Savings Plan, 192,000, and Journal Communications, Inc., 804,377.

   The Trustees are required to deliver to each employee unitholder a proxy, with the right of substitution, for the number of shares of Journal Stock represented by his/her units. The Trustees' proxy is subject to certain limitations in the Journal Employees' Stock Trust Agreement.

   Whenever a unitholder ceases to be an employee of the Company for any reason except retirement, corporate downsizing or restructuring, the unitholder must offer his/her units for resale to employees designated by the President of the Company. The President cannot allocate units to himself. Employees who retire or are separated from the Company due to downsizing or restructuring may retain a decreasing percentage of their units for a limited number of years. Employee benefit trusts are eligible to hold units. All units held by retirees, employee benefit trusts and other trusts are voted by the Trustees of the Stock Trust. On the record date, retirees and trusts held 4,559,271 units representing 33.5% of the outstanding and issued Journal Stock.

   All of the Trustees are employees of the Company and receive no additional compensation for this service. They have no beneficial interest in the Journal Stock owned by the Trust other than through the units they own individually.

   The nominees for directors of the Company are listed in the following table.

    Nominees        Principal Occupation     Age  Date Elected  Units Owned
                    (1)                           Director      Beneficially
                                                                         (2)

    Todd K. Adams   Vice President;          38   June 4, 1996       16,395
                    Senior Vice President &
                    Chief Financial
                    Officer, Journal
                    Sentinel Inc.

    Donna M.        New Business             51   June 3, 1997        1,960
    Armstrong(3)    Development Specialist,
                    Advertising Dept.,
                    Journal Sentinel Inc.

    Paul M.         Senior Vice President &  46   June 8, 1993       20,340
    Bonaiuto        Chief Financial Officer

    James J.        Vice President;          35   September 6,        5,000
    Ditter          President, Norlight           1995
                    Telecommunications,
                    Inc.

    Robert M. Dye   Vice President           49   March 6, 1990      47,800

    James L.        President & Chief        64   September 4,            0
    Forbes          Executive Officer,            1996
                    Badger Meter, Inc.,
                    Milwaukee

    Kathleen A.     Investment Writer,       37   June 3, 1997        5,515
    Gallagher(3)    Milwaukee Journal
                    Sentinel
                    Journal Sentinel Inc.

    Richard J.      Vice President;          53   June 4, 1996        9,090
    Gasper          President, NorthStar
                    Print Group, Inc.
    Douglas G.      Vice President;          40   September 4,        6,420
    Hosking         President, IPC                1996
                    Communication Services,
                    Inc.

    Stephen O.      Vice President;          41   June 8,1993        32,355
    Huhta           President, Add, Inc.

    Donald L.       Harris Systems Manager,  48   June 3, 1997        6,000
    Jaeschke(3)     Publishing Systems
                    Department, Journal
                    Sentinel Inc.

    Robert A.       Chairman of the Board &  63   March 6, 1973      96,435
    Kahlor          Chief Executive Officer

    Mark J. Keefe   Vice President;          37   June 4, 1996        9,000
                    President, PrimeNet
                    Marketing Services,
                    Inc.

    Douglas G.      Senior Vice President;   48   June 4, 1991       36,000
    Kiel            President, Journal
                    Broadcast Group, Inc.

    Paul E.         Vice President and       55   June 5, 1990       42,445
    Kritzer         Secretary

    Ronald G.       Vice President;          50   June 8, 1993       61,000
    Kurtis          Senior Vice President &
                    CFO, Journal Broadcast
                    Group, Inc.

    Kirk T.         Building Services        41   June 3, 1997        6,000
    Leigeb(3)       Department,
                    Journal Sentinel Inc.

    David G.        Executive Director, The  59   June 7, 1988          (4)
    Meissner        Public Policy Forum

    Roger D.        Corporate director and   59   September 4,            0
    Peirce          advisor                       1996

    John C.         Accounting Manager,      31   June 3, 1997          550
    Rogge(3)        Lake Country
                    Publications, Hartland,
                    WI, Add, Inc.

    Thomas K.       WTMJ-AM Sales Account    40   June 3, 1997       14,955
    Sheridan(3)     Representative,
                    Journal Broadcast
                    Group, Inc.

    Steven J.       President & Chief        47   June 2, 1987       81,870
    Smith           Operating Officer

    Keith K. Spore  Senior Vice President;   54   September 6,       28,500
                                                  1995
                    President & Publisher
                    Journal Sentinel Inc.

    David M.        Purchasing/Inventory     28   June 3, 1997          197
    Thomas          Control,
                    NorthStar Print Group-
                    Milwaukee

    Richard A.      Manager of Retirement    59   June 3, 1997       58,895
    Williams(3)     Benefits

    Ronald A.       District Sales Manager,  38   June 3, 1997          425
    Zinda(3)        Circulation Department
                    Journal Sentinel Inc.

   ____________________________
   (1) All nominees except David G. Meissner, James L. Forbes, Roger D. Peirce, Paul M. Bonaiuto, James J. Ditter, Mark J. Keefe, Richard J. Gasper, Kathleen A. Gallagher and John C. Rogge have been employed by the Company for over five (5) years at the time of the Annual Meeting. Messrs. Meissner, Forbes and Peirce are not employed by the Company. Mr. Meissner has been the Executive Director of the Public Policy Forum Incorporated, Milwaukee, since March 29, 1995. Prior to that he had been President of Morgan&Myers/The Barkin Group, a Milwaukee public relations firm, since 1992. Mr. Forbes has been the President and Chief Executive Officer of Badger Meter, Inc., Milwaukee, a marketer and manufacturer of flow measurement and control products, for more than five years. He is also a director of Universal Foods Corporation, Blue Cross and Blue Shield United of Wisconsin, United Wisconsin Services, Inc., Firstar Corporation and Firstar Trust Company. Mr. Peirce was an executive of Super Steel Products Corp., Milwaukee, for more than seven years and was its Vice Chairman and Chief Executive Officer at the time of his retirement on January 1, 1994. Subsequently he has been a corporate director and consultant. He is also a director of W. H. Brady Co., Demco Inc., Waukesha Cutting Tools, Inc., Young Radiator Company and Schwaab,
        Inc.   Mr. Bonaiuto has been Chief Financial Officer since January
        1996 and was elected Senior Vice President on March 5, 1996. Previously, he had been President of NorthStar Print Group, Inc., from June 1994 to January 1996; Senior Vice President of Perry Printing Corporation, then a subsidiary of the Company, from July 1992 to June 1994, and Executive Vice President of The Peterson Group, Wilmington, Delaware, a private equity investment firm, for the remainder of the past five-year period. Mr. Ditter was elected President of Norlight Telecommunications, Inc., in September 1995 after serving as that company's Chief Financial Officer, Vice President and Senior Vice President since August 1992. Prior to that, Mr. Ditter had been the Controller for Peck Foods Corporation, Milwaukee. Mr. Keefe was elected President of PrimeNet Marketing Services, Inc. in October 1995. Prior to that he had been a manager in the Minneapolis office of FDC, Inc., where he was a vice president from April 1992 to December 1993, and vice president and general manager of the Computer Services Division of Donnelley Marketing, Inc., in Minneapolis from January 1994 to September 1995. Mr. Gasper was elected President of NorthStar Print Group, Inc., in January 1996. Prior to that, he had been the vice president and general manager of Label Products & Design, Inc., from April 1993 to December 1995, and President of Competitive Advantage, Inc., a consulting company in Florence, South Carolina, for two years. Ms. Gallagher was a communications consultant for the Federal Reserve Bank of Chicago from January 1992 until she was employed as a business news
        reporter by the Milwaukee Sentinel in December 1993.   Since the
        merger of the Sentinel and The Milwaukee Journal in April 1995, Ms. Gallagher has been an investment reporter for the Business Page of
        the Milwaukee Journal Sentinel.   Mr. Rogge was employed by Journal
        Sentinel as a circulation accountant in June 1992. On September 19, 1994, he transferred to his current position as Accounting Manager for Lake Country Publications, a division of Add, Inc., in Hartland, Wisconsin.
   (2) No director or officer owns one percent (1%) of the outstanding Journal Stock, except as noted above in "Ownership by Directors and Officers as a Group."
   (3)  New nominee for election as director of the Company at the Annual
        Meeting.
   (4)  See "Ownership of Directors and Officers as a Group," above.

   Directors' Fees
   The Company pays directors' fees only to those directors who are not employees of the Company. They are eligible to receive an annual retainer fee of $15,000 a year plus $1,500 for each Board meeting or meeting of the Compensation or Audit Committee attended. Members of the Executive Committee are not compensated for their services. Mr. Forbes and Mr. Peirce received $17,000 and Mr. Meissner received $9,500 in directors' fees in 1996. Of the 26 nominees, 3 are not employees and 23 are. All directors who are full-time employees of the Company or a subsidiary are compensated in their capacities as employees.

   Executive Compensation
   The following table sets forth the 1996 compensation for the Company's Chief Executive Officer and the four highest-paid executive officers, as well as the total compensation paid to each individual for the last three fiscal years:

                           Summary Compensation Table
                              Annual Compensation
                                         Annual       Long-Term
   Name & Principal                      Incentive    Incentive   All Other
   Position              Year  Salary  Compensation Compensation Compensation

   Robert A. Kahlor       1996  522,853   237,725          0         3,750
   Chairman of the Board  1995  486,971    67,275         --         3,750
   and Chief Executive    1994  397,150    55,500         --         3,750
   Officer

   Steven J. Smith        1996  385,175   136,145          0         3,750
   President and Chief    1995  366,468    37,571         --         3,750
   Operating Officer      1994  297,730    33,595         --         3,750

   Douglas G. Kiel        1996  290,147   121,500     66,799         3,750
   Senior Vice President  1995  271,678    82,960         --         3,750
   & President Journal    1994  208,246    84,000         --         3,124
   Broadcast Group, Inc.

   Thomas M. Karavakis    1996  254,447    31,000     20,769         3,750
   Senior Vice President; 1995  240,973    23,500         --         3,750
   Vice Chairman of Add,  1994  212,710    82,416         --         3,750
   Inc. (Retired 1/1/97)

   Keith K. Spore         1996  254,454    31,850          0         3,750
   Senior Vice President, 1995  189,737     8,675         --         3,750
   President of Journal   1994  127,692    24,817         --           -0-
   Sentinel, Inc.

   Other Compensation.
   The Journal Communications, Inc. Investment Savings Plan is maintained for eligible employees of Journal Communications, Inc., Journal Sentinel Inc., Journal Broadcast Group, Inc., Add, Inc. (and its subsidiaries), PrimeNet Marketing Services, Inc., NorthStar Print Group, Inc., Trumbull Printing, Inc., Norlight Telecommunications, Inc. and IPC Communication Services, Inc. Employees covered by union pension plans that receive Company contributions may also participate in the Company's Investment Savings Plan, but such employees are not eligible to receive matching Company funds.

   All of the five highest-compensated officers were participants in the Journal Communications, Inc. Investment Savings Plan. Employer contributions to the plan on behalf of these officers represent all of the compensation in the "All Other Compensation" column in the Summary Compensation Table above.

   Pension Plan and Supplemental Benefit Plan
   The Journal Employees' Pension Trust (Pension Plan) is completely funded by the Company. Company contributions are accrued based on amounts required to be funded under provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The amount of accrued benefits is actuarially determined by Hewitt Associates (Chicago) under the accrued
   benefit valuation method.   It is a defined benefit pension plan that
   provides benefits for employees of Journal Communications, Inc., Journal Sentinel Inc., Journal Broadcast Group, Inc., Add, Inc. (and its subsidiaries), Norlight Telecommunications, Inc. and Trumbull Printing, Inc., who meet minimum age and service eligibility requirements. The normal monthly retirement benefit under the plan, assuming attainment of the normal retirement age specified by the plan and payments in the form of a life annuity, is determined in accordance with a formula that takes into account the following factors: final average monthly compensation during the last five years of employment (taking into account base salary and incentive compensation as reported in the Summary Compensation Table), number of years of active plan participation and an actuarially determined Social Security offset.

   The Journal Communications Supplemental Benefit Plan is a defined benefit plan that supplements payments under the Pension Plan. Benefits payable under the plan are calculated without regard to the limitations imposed on the amount of compensation that may be taken into account under the Pension Plan. The Supplemental Plan pays the excess, if any.

   The following table shows the approximate annual retirement benefit payable on retirement at age 65 under the Journal Communications, Inc. Employees' Pension Trust and the Journal Communications, Inc. Supplemental Benefit Plan for employees in specified compensation ranges with varying years of participation in the plan.

                       Estimated Annual Retirement Benefit

                  Five Year           Years of Plan Participation
             Average Compensation         20         30        40
                  $200,000            $ 48,200   $ 72,300  $ 88,300
                   300,000              74,200    111,300   135,900
                   400,000             100,200    150,300   183,300
                   500,000             126,200    189,300   230,800
                   600,000             152,200    228,300   278,300

   With respect to the officers and directors listed in the "Summary Compensation Table" above, all five were participants in the pension plan. Mr. Kahlor has 25 years of plan participation, Mr. Smith has 21 years, Mr. Kiel has 10 years, Mr. Karavakis has 16 years and Mr. Spore has 30 years as of the date of this document.

   Employee Incentive Plan ("JCI Comp")
   All full-time and part-time employees who meet the minimum "time on the job" and "hours worked" requirements with Journal Communications, Inc., Journal Sentinel Inc., Journal Broadcast Group, Inc., NorthStar Print Group, Inc., Norlight Telecommunications, Inc., Add, Inc., PrimeNet Marketing Services, Inc. and IPC Communication Services, Inc. are eligible to share in the benefits of the Employee Incentive Plan. Under this plan, employee incentive bonuses are based on the operating earnings goals their company or operating unit achieves. Goals for each company are established annually by management. For an employee whose entity achieves operating earnings targets, the bonus payment will equal between two percent (2%) and six percent (6%) of the employee's eligible base pay, which includes commissions but excludes overtime.

   Executive Long-Term Incentive Plan.
   The Compensation Committee established a Management Long-Term Incentive Plan (LTIP) to motivate and drive management behavior to achieve results that will enhance the employee-owner's investment over the long term. The incentive plan approved by the Committee is based on net return on equity over a three-year period. Corporate executives will be rewarded one hundred percent (100%) on Journal Communications' performance while subsidiary presidents will be rewarded sixty percent (60%) on subsidiary performance and forty percent (40%) on corporate performance. Participation in this incentive plan is limited to key employees of the Company and its subsidiaries whose job responsibilities have a direct impact on the strategic goals of the Company. The initial participants in this plan are limited to the Chairman/CEO, President, Senior Vice President/CFO and the Presidents of the subsidiaries. In 1996, two plan participants received payments under this plan. Payment amounts are listed in the Summary Compensation Table on page 5. Payments were made under the plan for the first time as of the end of fiscal year 1996 to Mr. Kiel and Mr. Karavakis.

   The following table shows the Threshold, Target, and Maximum awards which are potentially payable to the named executive officer in 2000 for the performance period of 1997-1999 under the LTIP. Payouts of awards are tied to the three-year average return on shareholder's equity of Journal Communications and the three-year average return of invested capital for the subsidiary companies. Performance measures and goals for the corporation and subsidiaries are recommended by the CEO and approved by the Compensation Committee of the Board for each eligible participant. Each participant's award is determined based on the degree to which three year performance at the corporate and/or subsidiary level is achieved at the conclusion of the performance cycle.

                       Management Long-Term Incentive Plan
                   Potential Payments in 2000 as a Percentage
               of Base Salary for Performance Period of 1997-1999

        Name                       Threshold       Target       Maximum
        Robert A. Kahlor              22%            88%          132%
        Steven J. Smith               16.5%          66%           99%
        Douglas G. Kiel               11.5%          46%           69%
        Keith K. Spore                11.5%          46%           69%
        Thomas M. Karavakis*            0             0             0

   (* Mr. Karavakis, who retired on January 1, 1997, is no longer eligible for participation.)